UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: March 17, 2015
Date of earliest event reported: March 9, 2015

HYDROCARB ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-53313	30-0420930
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Gessner, Suite 375, Houston, Texas	77024
(Address of principal executive offices)	(Zip Code)

(713) 970-1590
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 9, 2015, and effective as of January 20, 2015, Hydrocarb Energy Corp. (“we”, “us” and “Hydrocarb”) entered into an executive employment agreement with Kent P. Watts to serve as our Chief Executive Officer. Mr. Watts had been serving as our Chief Executive Officer since August 2014 without an employment agreement. The agreement, which was also approved by our senior lender, provides for the payment to Mr. Watts of a salary of $250,000 per year (increasing by $75,000 per year in the event our common stock trades on any stock exchange); a bonus of $200,000 (subject to certain requirements in the agreement) once we have raised $9.4 million in total funding, provided such funding is obtained between August 1, 2014 and July 31, 2015, and a bonus of 2% of the first $10 million raised in debt or equity; 1% of the next funds raised in debt or equity between $10 million and $25 million; and ½% for all funds raised above $25 million, all of which may be paid to Mr. Watts at his option in cash, shares of common stock or preferred stock.

The agreement remains in effect until July 31, 2017. Upon the occurrence of a “change of control” of the Company, as defined in the agreement, and the termination of employment by Mr. Watts or the Company in connection therewith, or in the event we terminate the agreement without cause, we are required to pay Mr. Watts his then current salary plus insurance for the lesser of one (1) year or the remaining term of the agreement. Mr. Watts has agreed to not require us to pay him any of the amounts that he would have been due under the terms of the agreement from January 20, 2015 until the date the agreement was entered into until such time as we raise additional funds.

The description of the agreement above is qualified in its entirety by the terms of the agreement, a copy of which is filed herewith as Exhibit 10.1, and the terms of which are incorporated by reference in this Item 5.02.

Item 9.01	Financial Statements And Exhibits.

Exhibit No.	Description

10.1*	Executive Agreement with Kent P. Watts (March 9, 2015)

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: March 17, 2015	Hydrocarb Energy Corporation

/s/ Kent P. Watts
Kent P. Watts
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1*	Executive Agreement with Kent P. Watts (March 9, 2015)

* Filed herewith.